UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):

August 17, 2009

MAXWELL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9244 Balboa Avenue

San Diego, California 92123

(Addresses of principal executive offices, including zip code)

(858) 503-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2009, Maxwell Technologies, Inc. (the “Company”) announced the promotion of George Kreigler III, aged 56, to Chief Operating Officer of the Company. Mr. Kreigler had previously been the Company’s Senior Vice President, Operations. Pursuant to the terms of Mr. Kreigler’s revised employment agreement, (i) Mr. Kreigler’s initial annual base salary shall be $300,000, (ii) if Mr. Kreigler meets specific performance targets, he shall be eligible to receive an annual bonus of up to 50% of his then annual base salary, (iii) Mr. Kreigler has been granted an option to purchase 100,000 shares of the Company’s Common Stock, and (iv) the Company shall provide to Mr. Kreigler certain other benefits. Mr. Kreigler remains eligible to receive a one time retention bonus of $264,000, which is contingent upon his continued employment with the Company through March 1, 2010.

Mr. Kreigler joined the Company in April 2006. As the Company’s Senior Vice President, Operations, Mr. Kreigler assumed global responsibility for BOOSTCAP® ultracapacitor production, including overseeing the company’s offshore manufacturing activities in China. Mr. Kreigler has more than 30 years of high technology operations management experience, including supervision of multiple large-scale offshore manufacturing facilities. Before joining the Company, Mr. Kreigler spent eight years with Quantum Corporation, most recently as corporate senior vice president and general manager of Quantum Storage Systems. Previously, he was vice president, manufacturing systems for Read-Rite Corporation, and, before that, spent 12 years in senior operations and engineering positions with disk drive manufacturer Maxtor Corporation.

The foregoing summary of Mr. Kreigler’s employment agreement does not purport to be complete. Any information disclosed in this Current Report on Form 8-K shall not be construed as an admission that such information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Schramm
David Schramm
Chief Executive Officer

Date: August 17, 2009